Exhibit 99.1

Contact:	Robert Jaffe PondelWilkinson Inc. (310) 279-5980

LANNETT NAMES MARTIN GALVAN

AS CHIEF FINANCIAL OFFICER

Philadelphia, PA — August 8, 2011 — Lannett Company, Inc. (NYSE AMEX: LCI) today announced the appointment of Martin P. Galvan as chief financial officer, succeeding Keith Ruck, who recently left the company.

“Marty is an accomplished senior financial executive with extensive healthcare industry experience,” said Arthur Bedrosian, Lannett’s president and chief executive officer.  “He brings a deep understanding of operations and transactions, gained while working with large multinational organizations, as well as with small and mid-sized companies, both public and private.  We welcome Marty and look forward to his insights and contributions.”

Galvan joins Lannett with more than 25 years of senior financial management expertise in the life sciences industry.  Most recently, he was chief financial officer of CardioNet, Inc. (NASDAQ: BEAT), a medical technology and service company. He previously was executive vice president and chief financial officer of medical technology company VIASYS Healthcare Inc. and chief financial officer of Rodel, Inc., a manufacturing and service company.

Earlier in his career, Galvan served in senior financial management positions with global pharmaceutical companies Rhone-Poulenc Rorer Inc., Revlon Health Care Group and Bristol-Myers Squibb Company.  Galvan, a CPA, began his career with the international accounting firm Ernst & Young LLP.  He earned a bachelor of arts degree in economics from Rutgers University and is a member of the American Institute of Certified Public Accountants.

About Lannett Company, Inc.:

Lannett Company, founded in 1942, develops, manufactures, packages, markets and distributes generic pharmaceutical products for a wide range of indications.  For more information, visit the company’s website at www.lannett.com.

# # #